UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2004

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective December 10, 2004, Kohl’s Corporation (the “Corporation”) adopted the Kohl’s Corporation 2005 Deferred Compensation Plan (the “Plan”).  The purpose of the Plan is to permit certain of the Corporation’s and the Corporation’s affiliate entities’ eligible employees to make pre-tax deferrals of cash compensation and accumulate tax deferred investment earnings (if any) on such deferred amounts.  Beginning with compensation earned on or after January 1, 2005, an eligible employee may defer between $5,000 and 100% of the eligible employee’s compensation, net of the amount of any social security tax, income tax and employee benefit plan withholding requirements on such employee’s compensation as determined by the administrative committee appointed by the board of directors of the Corporation (the “Administrative Committee”).  The Plan is intended to replace the Corporation’s existing deferred compensation plan with respect to all amounts deferred subsequent to December 31, 2004 and includes a number of technical changes to comply with new deferred compensation requirements of the American Jobs Creation Act of 2004.  The Company’s existing deferred compensation plan will continue to operate in accordance with its terms with respect to amounts deferred prior to January 1, 2005.

The plan year is the calendar year and any election deferrals must be made prior to the start of the year in which the compensation to be deferred will be earned.  Participants may choose among a number of investment funds chosen by the Administrative Committee; deferred amounts are then accounted for as if invested in such funds.

Deferred compensation is payable upon termination of employment with the Corporation, change of control of the Corporation, or otherwise as specified in the Plan.  Payments will be made in a lump sum distribution, or pursuant to an optional form of distribution elected by the participant in accordance with procedures prescribed by the Administrative Committee.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10.1

Kohl’s Corporation 2005 Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 14, 2004

KOHL’S CORPORATION

By:  /s/ Richard D. Schepp

Richard D. Schepp

Executive Vice President

General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Kohl’s Corporation 2005 Deferred Compensation Plan